News Release

Contact:	Karin Demler, Investor Relations, 615-263-3005
Louise Grant, Media, 615-263-3106
Corrections Corporation of America
Announces Todd Mullenger to Succeed
Irving Lingo as Chief Financial Officer
NASHVILLE, TN — March 1, 2007 — Corrections Corporation of America (NYSE:CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, announced today that Todd Mullenger, who currently serves as the Company’s Vice President and Treasurer, has been selected to succeed Irving Lingo as the Company’s Chief Financial Officer effective March 16, 2007. Lingo, who turns 55 later this month, has decided to retire from the Company. He has agreed to remain with the Company for a one-year period of time primarily to assist in the transition and to provide other assistance as needed. David Garfinkle, who currently serves as the Company’s Controller and Chief Accounting Officer, will continue in that capacity.
Commenting on the transition, John Ferguson, the Company’s President and Chief Executive Officer said, “On behalf of the Board of Directors and management, we thank Irv for his contributions and service to our company over the last six years and look forward to Todd’s leadership of the finance group. Among Irv’s many accomplishments during his tenure at CCA, first and foremost is his development of a great finance and accounting team with the leadership and resources to continue his efforts. Irv was also instrumental in rebuilding our capital structure, strengthening our balance sheet and reducing our interest costs considerably. He has been an effective communicator with our shareholders and has helped the Company garner much broader investor interest. We are grateful for all of Irv’s efforts.”
Ferguson continued, “Todd Mullenger has both the knowledge and the financial expertise to succeed Irv ably. In his nearly nine years with CCA, Todd has been exposed to all aspects of the organization and will thus bring a wealth of institutional knowledge to the role. We look forward to his leadership as Chief Financial Officer.”
Lingo added, “My decision to leave CCA was not easy, as I believe the Company has an outstanding future. There comes a time, however, when personal interests need to be a priority, so I have decided that this would be a good time to retire. Todd has worked closely with me for the last six years on a variety of transactions and initiatives, and I have the utmost confidence that he will be instrumental in taking the Company to the next level.”
Mullenger, 48, earned a bachelor’s degree in finance from the University of Iowa and an M.B.A. from Middle Tennessee State University. Prior to joining the Company, Mullenger had other public company experience and worked with a national accounting firm. Mullenger is a Certified Public Accountant.
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA said it would hold a conference call at 10:00 a.m. Eastern Time today to discuss the transition and introduce Mr. Mullenger. The call-in number to participate is 800-430-2053. In addition, a live audio webcast of the call, may be accessed on the Company’s website, www.correctionscorp.com. A replay of the call will be available on the Company’s website and telephonically by dialing 877-519-4471 and providing confirmation code 8503934. The replay will be available through March 8, 2007 by phone and for 30 days on the Company’s website.
About the Company
The Company is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 64 facilities, including 40 company-owned facilities, with a total design capacity of approximately 72,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company’s operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company’s services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) the Company’s ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.
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